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                                                                   EXHIBIT 10.23






                  COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

                                     BETWEEN

                                 COMBICHEM, INC.

                                       AND

                           ATHENA NEUROSCIENCES, INC.


                                OCTOBER 15, 1997



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                  COLLABORATIVE RESEARCH AND LICENSE AGREEMENT


               THIS COLLABORATIVE RESEARCH AND LICENSE AGREEMENT (the "Agreement") is entered into and made effective as of October 15, 1997 (the "Effective Date"), by and between COMBICHEM, INC., a Delaware corporation having its principal offices at 9050 Camino Santa Fe, San Diego, California 92121 ("CombiChem") and ATHENA NEUROSCIENCES, INC., a Delaware corporation and a wholly-owned subsidiary of Elan Corporation, plc ("Elan"), having its principal offices located at 800 Gateway Boulevard, South San Francisco, California 94080 ("Athena").

               WHEREAS, CombiChem has developed and owns certain drug discovery technology and intellectual property rights, including chemical library design software, multi-parallel synthesis and purification methods, chemical libraries suitable for high throughput biological screening assays and medicinal chemistry (collectively, "CombiChem Technology");


               WHEREAS, as of the Effective Date, Elan, Athena and their Affiliates have developed and own certain drug discovery and intellectual property rights, including certain assays, methods and know how regarding the Initial Targets and the Optional Targets, among other things (collectively "Athena Technology");


               WHEREAS, Athena desires to utilize CombiChem Technology for its drug discovery activities under Athena know-how concerning the identification and characterization of novel small molecule inhibitors for development as therapeutics for treatment of central nervous system conditions in humans;

               WHEREAS, the parties wish to collaborate in a Research Program against Collaboration Target(s) ("Collaboration");

               WHEREAS, during the Research Period and for purposes of the Collaboration, the Parties intend to focus on up to six (6) Collaboration Targets;

               NOW, THEREFORE, the Parties agree as follows:

               1.     DEFINITIONS

               1.1 "Abandoned Target" shall have the meaning given in Section
4.1.

               1.2 "Abandoned Compound" shall have the meaning given in Section 4.1.


               1.3    "Active Compound(s)" means a compound (or compounds) which

                      (a)   (i)     is selected by the RMC under the Research
                                    Program from Collaboration Compounds under
                                    Section 4.2, or






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                            (ii)    is a Derivative of a Collaboration Compound
                                    which is so selected by the RMC; and


                      (b)   shows In Vitro Activity.

               1.4 "Affiliate" of a Party means any corporation or other business entity controlled by, controlling or under common control with, such Party. For this purpose "control" shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting securities or income interest in such corporation or other business, or if not meeting the preceding requirements, any company owned or controlled by or owning or controlling such Party at the maximum control or ownership right permitted in the country where such company exists.

               1.5 "Athena Compound" means a chemical compound that is proprietary to Athena or whose use or manufacture is proprietary to Athena or its Affiliates.

               1.6 "Athena Technology" shall have the meaning set forth in the preamble of this Agreement.

               1.7 "Collaboration" has the meaning set forth in the preamble.

               1.8 "Collaboration Compound(s)" means a compound (or compounds) which (a) is synthesized following the Effective Date for screening against a Collaboration Target under the Research Program, (b) is a pre-existing or hereafter acquired CombiChem compound which CombiChem desires to designate as a Collaboration Compound, or (iii) is a pre-existing or hereafter acquired Athena compound which Athena desires to designate as a Collaboration Compound.

               1.9 "Collaboration Library" means a library synthesized under the direction of the RMC, containing compounds designed to provide information regarding activity against a specific Collaboration Target.

               1.10 "Collaboration Target(s)" means either an Initial Target or an Optional Target.

               1.11 "CombiChem Compound" means a chemical compound that is proprietary to CombiChem, or whose use or manufacture is proprietary to CombiChem.

               1.12 "CombiChem Technology" has the meaning set forth in the preamble.

               1.13 "Confidential Information" includes, but is not limited to,

                    (a) all information and materials received by either Party from the other Party pursuant to this Agreement which is confidential under Article 11;

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                      (b)    all information and materials by either Party
                             arising out of the Collaboration during the Research Period;

                      (c) all Daughter Libraries, excluding Inactive Compounds and Returned Compounds; and

                      (d)    the financial terms of this Agreement.

               1.14 "Daughter Libraries" shall mean the compound libraries which are designed and synthesized as a part of the Collaboration.

               1.15 "Derivative" shall mean a compound (or compounds) which has resulted from subsequent chemical synthesis to generate an Active Compound or Development Compound in support of the Research Program.

               1.16 "Development Compound(s)" means a compound (or compounds) which

                      (a) (i) is an Active Compound or (ii) is a Derivative of an Active Compound; and


                      (b) is determined by Athena to be appropriate for preclinical studies for the purpose of IND filing by Athena.

               1.17 "Due Diligence" means the use of by a Party of its or its Affiliates' resources in a manner which is consistent with the exercise of reasonable and prudent scientific and business judgment as applied to other programs of Athena or CombiChem, as the case may be, targeting products aimed at markets or patient groups of similar sizes and of similar scientific and commercial potential. With respect to any Development Compound, "Due Diligence" shall also require Athena or its Affiliates to use commercially reasonable efforts to conduct all necessary preclinical studies and to file an IND for such Development Compound within two (2) years from the date upon which Athena has designated such Development Compound from any Active Compound or its Derivatives. For purposes of this Agreement, failure to exercise Due Diligence by any Party shall be established if such Party receives written notice describing such failure and does not cure such failure within ninety (90) days of the receipt of such notice.


               1.18 "Exclusivity Period" means the Research Period plus twelve (12) months.

               1.19 "Field" means all therapeutic and diagnostic indications in humans for any target against which an Active Compound, Development Compound or Products may be directed.

               1.20 "First Commercial Sale" of a Product shall mean the first sale for use or consumption of such Product in a country after required marketing and pricing approval has been granted by the governing health regulatory authority of such country. Sale to an Affiliate shall not constitute a First Commercial Sale unless the Affiliate is the end user of the Product.



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               1.21 "FTE" shall mean a full-time equivalent employee of
CombiChem. For purposes of this Agreement, the FTEs shall include synthetic and analytical chemists, compound control scientists and computational scientists.


               1.22 "Inactive Compound(s)" means a Collaboration Compound(s) which does not have the In Vitro Activity required for an Active Compound.

               1.23 "In Vitro Activity" shall mean the observation of *** in assays as described by Athena in the Research Plan for each Collaboration Target.

               1.24   "Initial Target" shall have the meaning set forth in
Section 3.1 hereof.

               1.25 "Net Sales" means the gross sales invoiced by Athena or its Affiliates for Products to non-Affiliated Third Parties (and to Affiliates who are the end users of such Products) less actual deductions or returns (including withdrawals and recalls), rebates (price reductions, including formulary or Medicaid and similar types of rebates, e.g. chargebacks), cash, trade or volume (quantity) discounts, discounts granted at the time of invoicing, the cost of transport, insurance, delivery, sales taxes and use, tariff, excise or other taxes (other than income taxes) directly linked to and included in the gross sales amount as computed on a product-by-product basis for the countries concerned, whereby the amount of such sales in foreign currencies is converted into United States dollars at the exchange rate of the last business day for each calendar month as reported in The Wall Street Journal.


               1.26 "Optional Target(s)" means a Target that is added to the Collaboration in accordance with Section 3.2.


               1.27 "Patent" means (a) valid and enforceable Letters Patent, and any non-U.S. equivalent, including any extension (including Supplemental Protection Certificates), registration, confirmation, reissue, continuation, divisionals, continuation-in-part, reexamination or renewal thereof, or (b) pending applications for any of the foregoing, whether filed or issued before or after the Effective Date of this Agreement.

               1.28 "Party" means CombiChem or Athena, as the case may be, including their respective Affiliates, permitted successors and assigns.

               1.29 "Product(s)" means any product containing an Active Compound or Development Compound with such compound as the active ingredient and which is granted regulatory approval by the governing health regulatory authority of the applicable country for marketing in the Field.

               1.30 "Project Team" shall have the meaning set forth in Section 2.1(c).

               1.31 "Proposed Targets" shall have the meaning given in Section 3.1.


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               1.32 "Related Target(s)" shall mean those targets identified by
Athena in writing to CombiChem as having a direct relationship to Collaboration Targets or Proposed Targets, which will provide Athena exclusivity as outlined in Section 4.5.


               1.33 "Research Management Committee" or "RMC" has the meaning set forth in Article 6 below.


               1.34 "Research Period" means the initial term of the Collaboration commencing on the Effective Date and ending on December 31, 2000, unless earlier terminated, which can be extended in accordance with Section 7.1 below.


               1.35 "Research Plan" means the research plan to be agreed in writing between the Parties, which describes the research activities to be performed for each Collaboration Target.

               1.36 "Research Program" means the research to be conducted for the Collaboration including, without limitation, the activities described in the Research Plan and set forth in Sections 2.1 and 2.2 of this Agreement.

               1.37 "Returned Compound" shall have the meaning set forth in
Section 9.2.

               1.38 "Royalty Term" means, in the case of any Product, in any country, the period of time commencing on the First Commercial Sale and ending upon the later of (a) ten (10) years from the date of First Commercial Sale in such country; or (b) the expiration of the last-to-expire Patent resulting from the Research Program filed in the Field during the Exclusivity Period with claims covering that Product in the relevant country.

               1.39 "Target" means a biomolecular entity that a small molecule is synthesized against wherein the small molecule demonstrates relevant activity.

               1.40   "Territory" means the entire world.

               1.41 "Third Party" means an entity other than CombiChem or Athena or their respective Affiliates.

               1.42 "UIL" means CombiChem's proprietary Universal Informer Library(TM).

               2.     RESEARCH COLLABORATION

               2.1 CombiChem Responsibilities. CombiChem shall with Due Diligence provide the following resources to Athena and conduct the following activities under the Research Program and as more fully described in the Research Plan:

                      (a) During the Research Period, CombiChem shall (i) review data and information regarding the Collaboration Targets provided by Athena; (ii) based on such data and information and using the


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                             CombiChem Technology, design Daughter Libraries;
                             and (iii) supply all lead chemistries and synthesize compounds as provided in Section 5.4 below.

                      (b) During the Research Period, CombiChem shall keep Athena informed of its activities performed in connection with the Collaboration, including, without limitation, providing Athena with data and information (and, upon Athena's request, reasonable quantities of samples pursuant to Section 5.4) regarding the status of all Collaboration Compounds prior to the meetings of the Research Management Committee.


                      (c) Subject to Section 2.3, Article 3 and Section 8.3, and at all times during the Research Period, Combichem shall dedicate, in separate laboratory facilities as to its chemistry efforts, one or more project team(s) ("Project Team"), each consisting of such number of FTEs as determined by the RMC to conduct all of CombiChem's activities in connection with the collaboration at a per annum rate of U.S. *** to be paid by Athena. The initial Project Team shall consist of a minimum of five (5) CombiChem FTEs, unless the RMC determines other use.


               2.2 Athena Responsibilities. Athena shall with Due Diligence provide the following resources to CombiChem and conduct the following activities under the Research Program as more fully described in the Research
Plan:


                      (a) Athena shall provide CombiChem with funding for the Collaboration as set forth in Article 8, provide screening, biological and structural data and information (including leads and/or screening hits and assay methods relating to Collaboration Compounds) to CombiChem with respect to the Collaboration necessary for CombiChem to perform its duties under this Agreement, and will assume scientific, financial and administrative responsibility for screening and biological support activities, drug development and regulatory filings during and after the term of the Collaboration on the terms set forth below. At its option, Athena may also provide pre-existing screening data and related information for the Collaboration.


                      (b) During the Research Period, Athena shall provide CombiChem with data and information regarding Collaboration Compounds and the Collaboration Target assays developed by Athena under the Research Program prior to the meetings of the Research Management Committee.


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                      (c)    During the Exclusivity Period, Athena shall screen
                             Collaboration Compounds for In Vitro Activity and, where appropriate, in vivo activity against the Collaboration Target.

                      (d) During the Exclusivity Period, with respect to any Collaboration Target against which an Active Compound has designated by the RMC, Athena shall
                             (i) screen Active Compound, (ii) endeavor to determine Development Compounds, and (iii) endeavor to develop Products. At any time during the Collaboration, Athena may apply chemistry effort to any Collaboration Compound, including synthesis, as coordinated by the RMC.


                      (e) Following the first IND filing through First Commercial Sale, Athena shall provide CombiChem with an annual report summarizing Athena's activities in developing Development Compounds.


               2.3 Conduct of Research Program. The Parties hereby agree that the Research Programs shall be carried out in accordance with the Research Plan, as amended from time to time. The Research Management Committee shall review the Research Plan on an ongoing basis and may make changes to the Research Plan so long as such changes are mutually agreed to by CombiChem and Athena. For each Research Program, the RMC will determine the appropriate size and composition of the Project Team (i.e., the identity and number of CombiChem FTEs in each relevant scientific discipline), and shall prioritize the activities of the Project Team against such Collaboration Target(s) within the scope of that Research Program.

                   Athena shall designate the first Collaboration Target from the Proposed Targets by notice in writing to CombiChem. The Research Program against that Target shall commence *** against the *** Collaboration Target. The commencement date of the Research Program(s) for the subsequent Initial Targets (other than the first Collaboration Target) and any Optional Targets shall be as set forth in Section 3.1.


               2.4 Third Party Licenses. Each Party shall be solely responsible for any Third Party license fees required to perform its obligations under this Agreement.

               3.     TARGETS


               3.1 Initial Targets. During the Research Period, Athena may designate *** "Proposed Targets" (with the right of substitution) as "Initial Targets" to be worked on by Project Teams for purposes of the Collaboration. The Proposed Targets and the Initial Targets shall be those designated in writing by the Chief Operating Officer of Elan within *** of the Effective Date. No activity with respect to any Initial Targets shall be conducted by the Project Teams until a date to be mutually agreed upon by the Parties. The Project Teams


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shall work on Initial Targets as directed by the RMC. The project fee set forth in Section 8.1(a) shall include all *** Initial Targets.

               3.2 Optional Targets. Subject to timely payment of its obligations set forth in Article 8 (including the project initiation fee set forth in Section 8.1(b) and the payments required in Sections 8.3, 8.4, 8.5 and 9.3) and provided that all *** Initial Targets have been designated by Athena and the Research Programs covering such Initial Targets are or have been active, during the Research Period, Athena may designate (by providing written notice in the manner described in Section 3.1) *** additional Proposed Targets (or other Targets as may be mutually agreed) as Optional Targets, with the Research Program for each such Optional Target to begin within ninety (90) days of such written notification or as mutually agreed by the parties; it being understood that the Project Teams shall work on Optional Targets as directed by the RMC. The project initiation fee set forth in Section 8.1(b) shall include *** Optional Targets. Upon such designation, the RMC shall establish the specific scientific achievements (to be mutually agreed between CombiChem and Athena) for such Optional Target and the same shall be designated as an Optional Target for the Collaboration and subject to the terms (including the commercial terms) of this Agreement.


               4.     EXCLUSIVITY


               4.1 Collaboration Target Exclusivity. Prior to designating a Collaboration Target for an active Research Program under Article 3, and thereafter so long as Athena or its Affiliates are proceeding with Due Diligence for that Target, CombiChem shall not knowingly work on or knowingly provide information regarding a Collaboration Target with or to any Third Parties, except (a) as provided for in Section 12.2 with regard to any Public Statements, and (b) with respect to any Third Parties who are collaborators or proposed collaborators of CombiChem, CombiChem shall have the right, consistent with its corporate policy (but without identifying any Collaboration Target), to notify any such Third Party of its decision and/or inability to work on such Target with that Third Party. In the event that Athena or its Affiliates have not transferred or assigned control of its program for that Target to a Third Party under due diligence obligations no less stringent than those set forth herein and have failed to exercise Due Diligence with respect to, or notifies CombiChem in writing that it has abandoned work on, any Collaboration Target (an "Abandoned Target") and any Collaboration Compound associated with such Abandoned Target (together with all Derivatives of such Collaboration Compound, an "Abandoned Compound"), then such Abandoned Target and/or Abandoned Compound shall be available to CombiChem (excluding any Athena Compounds and Athena Technology) and to Athena for any purpose thereafter.

               4.2 Active Compounds. Following the designation of any Collaboration Compound as an Active Compound, such Active Compound shall be exclusively available to Athena for research or application to any Target, within or outside the Collaboration, during the Exclusivity Period and CombiChem shall not knowingly work on or knowingly provide information regarding such Active Compound to any Third Party, except to reject and take any steps necessary to protect Athena's exclusivity hereunder. Following the expiration of the Exclusivity Period Active Compounds for that Target upon which a Patent has not been filed


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within ninety (90) days following the Research Period shall be deemed to be
Inactive Compounds for all purposes hereunder; provided, that any Active Compound which is the subject of claim(s) under a pending Patent shall continue to be treated as Active Compounds until a Patent is issued with respect to one or more of such claims; or until all of such Patent claims have been denied, at which time the compounds which are the subject to those claims shall be Inactive Compounds hereunder.

               4.3 Inactive and Returned Compounds. Any Inactive Compounds and Returned Compounds shall be available to CombiChem (except for any pre-existing Athena Compound) and Athena for any purpose following the designation of a Collaboration Compound as an Inactive Compound or Returned Compound.

               4.4 Duration of Exclusivity for Collaboration Targets. Notwithstanding any other provision of this Agreement, it is understood and agreed that once a research Program has been initiated by the RMC for a Collaboration Target, CombiChem's obligations under Section 4.1 shall continue until Athena has (a) released CombiChem from the effect of this Section 4.4 by written notice from the Chief Operating Officer of Elan, or (b)(i) failed to exercise Due Diligence with respect to that Target, and (ii) has not transferred or assigned its control of the development of its program for that Target to a Third Party with due diligence requirements no less stringent than those set forth in this Agreement. In the event of such transfer or assignment to a Third Party, the Exclusivity Period provided in this Section 4.4 with respect to such Target shall continue until the earlier of (a) receipt by CombiChem of a written release from such Third Party or (b) the failure of such Third Party to exercise Due Diligence with respect to that Target.

               4.5 Exclusivity of Related Targets. (a) During the Research Period (and thereafter, as provided in Section 4.5(c) below), CombiChem shall not knowingly work on or knowingly provide information regarding a Related Target with or to any Third Party, except (i) as provided for in Section 12.2 with regard to any Public Statements, and (ii) with respect to any Third Parties who are collaborators or proposed collaborators of CombiChem, CombiChem shall have the right, consistent with its corporate policy (but without identifying any Collaboration Target or Related Target) to notify any such Third Party of its decision and/or inability to work on such Target with that Third Party.

                      (b) *** *** has conducted scientific inquiry or research regarding that Target. The RMC may from time to time discuss the status of Athena's inquiry or research into any such additional Related Targets. Athena shall notify CombiChem in writing if it abandons its inquiry or research regarding any additional Related Targets, at which point it shall no longer be a Related Target.

                      (c) The exclusivity provided in Section 4.5(a) shall be extended for an additional year following the Research Period upon the initiation of a Research Program for each of the *** Collaboration Targets, for a maximum extension of three years following the Research Period.


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                      (d) If a Related Target or additional Related Target
         becomes a Collaboration Target, then all of the other provisions of this Agreement (including without limitation the exclusivity provisions of this Article 4) shall apply to such Collaboration Target.


               4.6 Survival. This Article 4 shall survive termination or expiration of this Agreement.

               5.     COLLABORATION COMPOUNDS

               5.1 Pre-Existing Compounds. Neither Party shall have any rights to any pre-existing compound of the other Party unless and until such compound is designated as a Collaboration Compound by such Party. Additionally, CombiChem may decline (after informing Athena) to synthesize a particular compound or library of compounds by reason of existing Patents or contractual obligations.


               5.2 Intellectual Property Rights; License to Athena. Subject to
Section 9.2, and except as set forth in this Section 5.2, Athena shall own and have exclusive rights in all Patents and intellectual property (whether or not patentable) relating to Active Compounds and the subject matter contained therein and resulting from the Research Program during the Exclusivity Period and thereafter so long as Athena continues to show Due Diligence for that Target. Notwithstanding the foregoing, Athena acknowledges and agrees that CombiChem reserves the right to assign or grant exclusive rights to any compound to a third party collaborator who completes an act of invention with regard to such compound to the extent CombiChem is obligated to do so under CombiChem's existing contractual obligations and further provided that CombiChem has timely (but in any event within *** after notification from Athena that such compound shows In Vitro Activity) notified Athena in writing of such assignment or grant and its designation as an unavailable compound. Athena shall be responsible for filing, maintaining and prosecuting all Patents relating to Active Compounds at its sole expense. Prior to the filing of any such Patent applications, CombiChem shall assign to Athena or its designee all intellectual property rights it may have in the Active Compounds and the subject matter claimed therein which are necessary for the development and commercialization by Athena or its designee. If Athena fails to so file, maintain or prosecute such Patent, CombiChem shall have the right to request Athena to do so. If Athena elects not to file, maintain or prosecute such Patent, on a country-by-country basis, CombiChem shall have the right to take over such filing, maintenance or prosecution of such Patent, at its sole expense, and, as a result, *** shall be entitled to recover from the proceeds of any infringement action brought by CombiChem in any such country (i) *** , and (ii) *** , with the remainder to be paid *** .


               5.3 Structural Information. Neither Party shall disclose the structure of any Active Compound to any Third Party without the other Party's written permission, unless required to do so by law, in which case such Party shall promptly notify the other Party of such required disclosure. If a subpoena or other legal process concerning the same is served upon either Party, the other Party shall cooperate with the Party served in any effort to contest the validity of such subpoena or other legal process.

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               5.4 Supply of Collaboration Compounds. Aliquots of at least ***
milligrams of any Collaboration Compound that has been synthesized will be prepared and given to Athena. CombiChem shall replenish that amount upon Athena's reasonable request. CombiChem shall maintain aliquots of any Collaboration Compound that has been synthesized by CombiChem. CombiChem shall also provide Athena with additional requirements of samples at CombiChem's cost.

               6.     RESEARCH MANAGEMENT COMMITTEE


               The design, review and conduct of the Research Program will be coordinated by the Research Management Committee, which will meet regularly on a mutually-agreeable schedule. Each Party shall bear its own expenses related to such meetings. The Research Management Committee may establish and amend or revise the Research Plan as reasonable and necessary to reflect the scientific progress and work performed under the Research Program, such amendments to be mutually agreed to in writing by Athena and CombiChem. The Research Management Committee will consist of an equal number of members from Athena and CombiChem and will include appropriate representatives from Athena and CombiChem as mutually agreed. The co-chairs of the Research Management Committee will initially be the Vice President, Chemistry of CombiChem and the Vice President, Research of Athena and subsequently may change as each Party determines for its co-chair. Decisions of the Research Management Committee shall be by consensus. If Athena elects not to file, maintain or prosecute such Patent, on a country-by-country basis, CombiChem shall have the right to take over such filing, maintenance or prosecution of such Patent, at its sole expense, and, as a result, CombiChem shall be entitled to recover from the proceeds of any infringement action brought by CombiChem in any such country (i) 200% of its out-of-pocket costs, and (ii) 50% of the balance of the proceeds of such action, with the remainder to be paid to Athena.


               7.     RESEARCH PERIOD; TERMINATION OF RESEARCH PROGRAM


               7.1 Research Period: Option to Extend the Research Period. The initial term of the Collaboration shall be the Research Period subject to extension upon mutual agreement. To extend the Research Period, Athena must notify CombiChem no later than ninety (90) days prior to the then-current expiration date and the Parties shall negotiate in good faith the terms and conditions of any such extension.


               7.2 Termination of Research Program Upon Breach. The Research Program and/or this Agreement may be terminated by a Party for the material breach by the other Party as provided by Section 10.2.


               7.3 Termination by Athena. Athena may terminate this Agreement effective at any time after one (1) year from the Effective Date, in its sole discretion, upon ninety (90) days' prior written notice. Athena may also terminate any part of the Research Program directed at one or more of the Collaboration Targets, also upon ninety (90) days' prior written notice, at any time during the Collaboration, in which case the RMC shall reallocate the FTEs affected to any of the other Collaboration Targets.


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               8.     CONSIDERATION


               8.1 Project Initiation Fee. Athena shall pay CombiChem (a) within ten (10) days following the Effective Date a non-refundable, noncontingent project initiation fee of U.S. $1,333,333 in cash to initiate the Research Program for the Initial Targets (Collaboration Targets *** ) and (b) upon the designation of any Optional Target (Collaboration Targets *** ), a non-refundable project initiation fee of U.S. *** per Optional Target (for a total of *** ), payable upon the later of (i) the date of commencement of a Research Program with respect to such Optional Target, or (ii) *** .

               8.2 Equity Purchase. Elan International Services, Ltd. ("EIS"), an Affiliate of Athena, shall purchase shares of Common Stock of CombiChem pursuant to the terms of that certain Common Stock Purchase Agreement, dated as of the Effective Date, by and between CombiChem and EIS (the "Stock Purchase Agreement"). In the event that CombiChem closes an initial public offering of its common stock at a sales price per share to the public (the "IPO Price") which is less than $2.50 per share (on a pre-split basis), then, upon the closing of such initial public offering, CombiChem shall issue to ImClone, without further consideration other than the purchase price paid by ImClone pursuant to the Stock Purchase Agreement, such additional number of shares of CombiChem common stock equal to:

                                   2,000,000
                                   ---------     = 1,000,000
                                 Adjusted Price

wherein the "Adjusted Price" = the IPO Price X .80 if the IPO Price is less than $2.50 per share. All shares of CombiChem common stock issued pursuant to this Section 8.1 shall be deemed to be "Shares" within the meaning of the Stock Purchase Agreement.


               8.3    Program Funding.


                      (a) Research Support for Project Team. At all times during the Research Period, Athena shall make payments to CombiChem for direct research support for its Project Team, which shall consist of a minimum of five
(5) full time employees ("FTEs") of CombiChem, unless the RMC determines otherwise. The total amount payable per FTE shall be U.S. *** . All payments for direct research support shall be paid by Athena to CombiChem, quarterly in advance, and adjusted as necessary in subsequent quarters, of such amounts as are equal to the product of (i) the number of CombiChem FTEs (a minimum of five
(5) FTEs at all times unless the RMC determines otherwise) allocated to the Research Program by the RMC for the calendar quarter to which each such payment applies, multiplied by (ii) U.S. *** (i.e., the quarterly amount per Combichem FTE on the basis of U.S. *** ). All such FTEs shall be CombiChem's employees. Athena shall not be responsible for, and CombiChem shall indemnify and hold Athena harmless from, any salary, benefits, or employment-related claims of any kind asserted by CombiChem's employees.


                      (b) Expansion of Project Team. Athena may request that CombiChem expand its Project Team during the Research Period in order to accelerate work on Collaboration Targets and/or to add Optional Targets. In such event, the RMC shall promptly confer as to the appropriate number of FTEs to be added to the Project Team, at a cost to Athena of U.S. *** per FTE to be paid as specified in Section 8.3(a).

               8.4 Milestone Payments. Within thirty (30) days of the occurrence of a development milestone triggered by the activities of Athena or its Affiliates as shown on Appendix A, Athena shall pay CombiChem the related milestone payment in U.S. dollars as set forth on Appendix A. Such payments shall apply to any milestone reached by an Active Compound, Development Compound or Product, whether the Target is within or outside the Collaboration.


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                                       12

               8.5 Royalties. During the Royalty Term, Athena will pay CombiChem a *** of Net Sales of Products sold by Athena or its Affiliates in all countries in the Territory. Each payment of royalties shall be accompanied by a report of Net Sales of Products in sufficient detail to permit confirmation of the accuracy of the royalty payment made.


               8.6 Manner and Place of Payment. Royalty payments and reports for Net Sales of Products shall be calculated in local currencies and reported for each calendar quarter. All royalty payments owed under this Agreement shall be made by wire transfer to the bank account to be designated by CombiChem within sixty (60) days following the end of each such calendar quarter.


               8.7 Records and Audit. During the term of this Agreement and for a period of three (3) years thereafter, Athena shall keep complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit CombiChem to confirm the accuracy of all payments due hereunder. CombiChem shall have the right to cause an independent certified public accounting firm reasonably acceptable to Athena to audit such records to confirm Athena's Net Sales for the preceding year. Any information obtained during such audit shall be treated as Confidential Information. Such audits may be exercised after reasonable notice during normal business hours of Athena no more than once each year. CombiChem shall bear the full cost of such audit unless such audit discloses a deficiency of the greater of *** or more than *** from the amount of the Net Sales reported by Athena for such audited period. In such case, Athena shall bear the reasonable cost of such audit.


               8.8 Taxes. All income and other taxes levied on account of the royalties and other payments accruing to CombiChem under this Agreement shall be paid by CombiChem, including taxes levied thereon as income to CombiChem. If provision is made in law or regulation for withholding, such tax shall be deducted from the royalty or other payment made by Athena to the proper taxing authority and a receipt of payment of the tax secured and promptly delivered to CombiChem. Each Party agrees to assist the other Party reasonably in claiming exemption from such deductions or withholdings under any double taxation or similar agreement or treaty from time to time in force.

               9.     LICENSE GRANTS; OUTLICENSE

               9.1 CombiChem License Grant to Athena. Subject to the terms and conditions of this Agreement, CombiChem hereby grants to Athena an exclusive, royalty-free, worldwide license, with the right to sublicense to use such CombiChem Technology as is necessary to make, have made, use, have used, sell, have sold, import and export Collaboration Compounds or Products in the Territory. Such license shall remain exclusive (including as to CombiChem) in relation to each Active Compound, Development Compound and/or Product so long as Athena or its licensee continues to develop and commercialize such Active Compound, Development Compound and/or Product against a Collaboration Target with Due Diligence.


*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.

               9.2 Athena License Grant to CombiChem. Subject to Article 4 and following the failure of Athena or its licensee to develop and commercialize with Due Diligence an Active Compound, a Development Compound or Product, as the case may be (collectively, and together with all Abandoned Compounds, "Returned Compounds"), Athena shall grant to CombiChem a non-exclusive, royalty-free license, with the right to sublicense, under those Athena Patents and know-how which are resulting from the Research Program and related exclusively to the Returned Compound, to make, have made, use, have used, sell, have sold, import and export such Returned Compound in the Territory.



               9.3 Athena Outlicense. Athena shall have the right to transfer, assign or outlicense to a Third Party the Products or Patents covering the Products, subject to CombiChem's right to receive (a) royalties as provided in Appendix A, and (b) the percentage of the Third Party Payments set forth in Appendix A. For purpose of this Section 9.3, "Third party Payments" shall mean all payments **** *** , which shall include, but not be limited to, *** *** ***
 . All Payments shall be made to CombiChem by wire transfer to such bank account designated by CombiChem within five (5) business days after receipt by Athena or its Affiliates of such Payments from the Third Party. As an express condition of any such outlicense, any such licensee shall be required to agree in writing to be bound by due diligence, royalty reporting and recordkeeping and inspection provisions no less stringent than those contained in this Agreement. In addition, CombiChem shall have the right to receive all audit reports relating to sales of Products of Athena's licensees, and to cause Athena or its Affiliates or successors to have an independent certified public accounting firm (reasonably acceptable to Athena) audit such licensee's records on the same terms as those specified in Section 8.6. Failure of such licensee to make any milestone or royalty payment in respect of such Product shall not relieve Athena of its obligations to make royalty and milestone payments to CombiChem hereunder.

               9.4 Rights to Inactive Compounds. Except for any Athena Compounds (which remain proprietary to Athena), each of Athena and, subject to Athena's Patent rights, CombiChem shall have rights to make, have made, use, have used, sell, have sold, import and export Inactive Compounds or products containing Inactive Compounds. Specifically, each party shall be free to screen Inactive Compounds against any target other than the Collaboration Targets. In the event that either Athena or CombiChem shall develop, market and/or sell, or enter into a binding agreement with a Third Party to develop, market and/or sell, any product containing the Inactive Compound as an active ingredient, then the other Party hereto shall not be entitled to any payments, milestones, royalties, fees or compensation of any kind.


               10.    TERM AND TERMINATION OF THE AGREEMENT


               10.1 Term. The term of this Agreement shall commence upon the Effective Date of this Agreement, and unless earlier terminated as provided in this Agreement, shall expire on December 31, 2000.


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        Confidential Treatment and filed separately with the Commission.

               10.2 Termination by Athena or CombiChem. If either Party materially breaches this Agreement and fails to remedy that breach within ninety
(90) days of receiving written notice thereof from the other Party, or enters into any arrangement of composition with its creditors or goes into liquidation, insolvency, bankruptcy, receivership or reorganization proceedings, whether voluntarily or compulsorily which is not dismissed within ninety (90) days, then the other Party may at any time, by notice in writing or by telefax, terminate this Agreement. Within sixty (60) days following termination for any Research Program and/or research related to any Target under this Agreement, the RMC shall prepare a detailed, final written report to each Party, and provide any remaining supply of compounds in synthesis to date, for each Target or Research Program being terminated.

               10.3 After Termination. Any termination of this Agreement or the Research Program shall be without prejudice to the accrued rights of either Party prior to the termination. In case of termination of this Agreement or the Research Program pursuant to Section 10.2 above, all royalty, milestone, Payment and confidentiality obligations set forth in Sections 8.1, 8.4, 8.5, 9.3, 9.4 and Articles 11 and 12 shall survive any such termination. Moreover, Athena shall not be entitled to any refund of any payments made to CombiChem hereunder upon the expiration of the term of this Agreement or earlier termination pursuant to this Article 10.

               10.4 Effect of Termination on Licensees. In the event or any termination of this Agreement pursuant to this Article 10 where such termination shall not have been caused by the action of inaction on the part of any respective licensee of Athena or CombiChem, or by any breach by such licensee of its obligations under its licensee from Athena or CombiChem, as appropriate, such termination of this Agreement shall be without prejudice to the rights of each non-breaching licensee and such licensee shall be deemed to be a direct licensee hereunder.

               11.    CONFIDENTIAL INFORMATION

               11.1 Nondisclosure. During the term of this Agreement and for a period of *** *** after termination thereof, each Party will maintain all Confidential Information in trust and confidence and will not disclose any Confidential Information to any third party or use any Confidential Information for any purpose except (i) as expressly authorized by this Agreement, (ii) as required by law or court order, after as much advance notice as is practical to the other Party, (iii) to its consultants, subcontractors or agents who need to know to accomplish the purposes of this Agreement and who are bound by equivalent written confidentiality obligations. Each Party may use the other Party's Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its Affiliates, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

               11.2 Exceptions. Confidential Information shall not include any information which the receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available;

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                                       15

(b) is known by the receiving Party at the time of receiving such information, as evidenced by its records; (c) is hereafter disclosed to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure;
(d) is independently developed by the receiving Party without the aid, application or use of Confidential Information; or (e) is the subject of a written permission to disclose provided by the disclosing Party.

               12.    PUBLICATIONS AND PUBLIC STATEMENTS

               12.1 Publications. Without affecting obligations under Article 11 above, neither Party shall publish any information with respect to Collaboration Compounds or Development Compound during the Exclusivity Period without the prior written permission of the other Party. Such permission shall be approved or disapproved within thirty (30) days of written request for permission unless the other Party requests additional time (not to exceed ninety (90) days) for the purpose of protecting its intellectual property position. Such permission shall not be unreasonably withheld. The Party proposing to publish such information shall give the other Party ninety (90) days prior written notice and an opportunity to review such manuscript in order to determine the patentability of the information contained therein.

               12.2 Public Statements. Neither Party shall use the name of the other Party in any public statement, prospectus, annual report or press release or other public communication (collectively "Public Statements") without the prior written approval of the other Party, which may not be unreasonably withheld or delayed; provided, however, that both Parties shall endeavor in good faith to give the other Party a minimum of two (2) business days to review such Public Statements; provided, further, that, upon approval of any such Public Statement, both Parties may disclose to Third Parties the information contained in such Public Statement without the further approval of the other; and provided, further, that if a Party does not approve such Public Statement, either Party may still use the name of the other Party in any Public Statement without the prior written approval of the other Party, if such Party is advised by counsel that such disclosure is required to comply with applicable law.


               13.    INDEMNIFICATION

               13.1 EACH PARTY HEREBY AGREES TO SAVE, DEFEND AND HOLD THE OTHER PARTY AND ITS OFFICERS, DIRECTORS, EMPLOYEES, CONSULTANTS AND AGENTS HARMLESS FROM AND AGAINST ANY AND ALL SUITS, CLAIMS, ACTIONS, DEMANDS, LIABILITIES, EXPENSES AND LOSSES, INCLUDING REASONABLE LEGAL EXPENSES AND ATTORNEYS' FEES ("LOSSES") RESULTING DIRECTLY OR INDIRECTLY FROM THE INDEMNIFYING PARTY'S ACTS OR OMISSIONS IN CONNECTION WITH THE MANUFACTURE, DEVELOPMENT, USE, HANDLING, STORAGE, SALE OR OTHER DISPOSITION OF CHEMICAL AGENTS, COLLABORATION COMPOUNDS, ACTIVE COMPOUNDS, DEVELOPMENT COMPOUNDS OR PRODUCTS BY SUCH PARTY, ITS AFFILIATES OR LICENSEES except to the extent such Losses result from the negligence, breach of this Agreement or willful misconduct of the Party claiming a right of indemnification under this Article 13.

               13.2          Infringement

                      (a) Subject to Section 13.2(c) below, Athena shall hold CombiChem and its officers, directors, employees, consultants, and agents harmless from and against any and all losses resulting from the infringement of any Third Party's Patent issued as of the Effective Date due to the performance by Athena or its Affiliates of any activity contemplated hereunder, including, but not necessarily limited to, Athena's responsibilities under Section 2.2 above, developing Products, and selling Products.

                      (b) Subject to Section 13.2(c) below, CombiChem shall hold Athena and its officers, directors, employees, consultants, and agents harmless from and against any and all losses resulting from the infringement of any Third Party's Patent issued as of the Effective Date due to the performance by CombiChem of any activity contemplated hereunder, including, but not necessarily limited to, CombiChem's responsibilities under Section 2.1 above.

                      (c) The indemnity provided in Sections 13.2(a) and 13.2(b) above shall not apply where the loss is due to the breach by the indemnified Party of a warranty made in Article 19.

               13.3 Procedures. If either Party (the "Indemnified Party") seeks indemnification under this Article 13, it shall inform the other Party (the "Indemnifying Party") of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle any claim brought against the Indemnified Party upon prior written consent, which shall not be unreasonably withheld), and shall give reasonable cooperation (at the expense of the Indemnifying Party) in the defense of such claim.


               14.    ASSIGNABILITY


               This Agreement may not be assigned by either Party without the prior written consent of the other Party, not to be unreasonably withheld; provided, however, that either Party may assign this Agreement, in whole or in part, to an Affiliate (which may, in Athena's case, include an *** or to a successor of a Party in connection with the merger, consolidation or sale of all or substantially all of such Party's assets or that portion of its business pertaining to the subject matter of this Agreement (and upon doing so will promptly notify the other Party in writing); provided that the assigning Party remains fully liable as obligated hereunder.


               15.    DISPUTE RESOLUTION PROCEDURES


               15.1 Senior Executives Discussions. If a decision on a matter regarding the management of the Research Program as provided herein is not reached by the RMC, the dispute will be resolved as set forth in Article 6 above. If a dispute arises between CombiChem and Athena with respect to matters other than the management of the Research Program, either during or after the Research Period, such dispute will be referred to the appropriate senior management in the area of the dispute. If such senior management are unable to resolve such dispute, such


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                                       17
dispute will be referred to the Chief Operating Officer of Elan and the Chief Executive Officer of CombiChem. If such officers are unable to reach an agreement within thirty (30) days following the initiation of discussions between them, such dispute shall be settled by arbitration as described in
Section 15.2 below.


               15.2 Binding Arbitration. If the parties have not been able to resolve the dispute as provided in Section 15.1 above, the dispute shall be finally settled by binding arbitration. Any arbitration hereunder shall be conducted under rules of the American Arbitration Association. The arbitration shall be conducted before three arbitrators chosen according to the following procedure: each of the parties shall appoint one arbitrator and the two so nominated shall choose the third. If the arbitrators chosen by the parties cannot agree on the choice of the third arbitrator within a period of thirty
(30) days after their appointment, then the third arbitrator shall be appointed by the Court of Arbitration of the American Arbitration Association. If CombiChem brings an arbitration action, such arbitration shall occur in San Francisco, California. If Athena brings an arbitration action, such arbitration shall occur in San Diego, California. The arbitrators shall have the authority to grant specific performance, and to allocate between the parties the costs of arbitration in such equitable manner as they determine. The arbitral award (i) shall be final and binding upon the parties; and (ii) may be entered in any court of competent jurisdiction.

               15.3 Injunctive Relief. Nothing contained in this Article 15 or any other provisions of this Agreement shall be construed to limit or preclude a Party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel the other Party to comply with its obligations hereunder before or during the pendency of arbitration proceedings.

               16.    NOTICES

               Any notice required or permitted to be given hereunder shall be deemed sufficient if sent by facsimile letter or overnight courier, or delivered by hand to Athena or CombiChem at the respective addresses and facsimile numbers as set forth below or at such other address and facsimile number as either Party hereto may designate. If sent by facsimile letter, notice shall be deemed given when the transmission is completed if the sender has a confirmed transmission report. If a confirmed transmission report does not exist, then the notice will be deemed given when the notice is actually received by the person to whom it is sent. If delivered by overnight courier, notice shall be deemed given when it has been signed for. If delivered by hand, notice shall be deemed given when received.

        if to CombiChem, to:

                                CombiChem, Inc.
                                9050 Camino Santa Fe
                                San Diego, California 92121
                                Attention: President
                                Fax number: (619) 530-9998
            with a copy to:

                                Brobeck, Phleger & Harrison LLP
                                550 South Hope Street, 21st Floor
                                Los Angeles, California 90071
                                Attention: Laurie A. Allen, Esq.
                                Fax number: (213) 239-1324

        if to Athena, to:

                                Athena Neurosciences, Inc.
                                800 Gateway Boulevard
                                South San Francisco, California 94080
                                Attn:  General Counsel
                                Fax number:  (415) 875-3620

        17.    SURVIVAL

        The provisions of Sections 2.4, 5.1, 5.2, 5.3, 10.3, 10.4 and Articles 4, 8, 9, 11, 12, 13, 15, and this Article 17 shall survive termination of this Agreement in addition to those provisions which by their terms survive.

        18.    ADDITIONAL TERMS

        18.1 Entire Agreement. This Agreement and the Common Stock Purchase Agreement constitute the entire understanding between the Parties with respect to the subject matter hereto and supersedes and replaces all previous negotiations, understandings, representations, writings and contract provisions and rights relating hereof.

        18.2 Amendment; No Waiver. No provision of this Agreement may be amended, revoked or waived except by a writing signed and delivered by an authorized officer of each Party. Any waiver on the part of either Party of any breach or any fight or interest hereunder shall not imply the waiver of any subsequent breach or waiver of any other right or interest.

        18.3 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

        18.4 Headings. The descriptive headings are inserted for convenience of reference only and are not intended to be part of or to affect the meaning of or interpretation of this Agreement.

        18.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

        18.6 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to conflicts of laws principles.

        18.7 Further Assurances. At any time and from time to time after the Effective Date, the Parties shall each do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, transfers, conveyances, or assignments as may be reasonably required to carry out the transactions contemplated by this Agreement

        19.    REPRESENTATIONS AND WARRANTIES


        19.1 Authorization. All action on the part of each of CombiChem, Athena and their respective officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the performance of all obligations of CombiChem, Athena and Athena, respectively, hereunder has been taken. CombiChem represents that it has no present intention of materially changing the manner in which it generally conducts its activities which are the subject of the Collaboration.


        19.2 Compliance with Other Instruments. The execution, delivery and performance by CombiChem of this Agreement and the consummation of the Research Program hereunder will not result in a violation of, or be in material conflict with, or constitute a material default, under any agreement in existence as of the Effective Date between CombiChem and its Third Party Collaborators. Subject to Section 5.2 and except for the rights expressly reserved by CombiChem therein, from the Effective Date until the expiration or termination of this Agreement, CombiChem agrees that it shall not enter into any agreement with any Third Party collaborator which would be in material conflict with, or cause a default under, this Agreement.

        19.3 Rights to Intellectual Property. Each Party warrants that it has the power to grant all of the rights granted and make such required assignments, and to assume all of the obligations required, under this Agreement. Under no circumstances does CombiChem warrant to Athena that its rights in any Active Compound, Development Compound or Products are exclusive to the extent such Active Compound, Development Compound or Products may be covered under the patent claims of Third Parties wherein such claims are not the direct result of a collaboration between the Third Party and CombiChem.

        IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

COMBICHEM, INC.                             ATHENA NEUROSCIENCES, INC.

By: /s/  Vicente Anido               By:  /s/ Illegible
   ----------------------                ---------------------

Its: President & CEO                 Its:  Vice President & General Counsel














                      [SIGNATURE PAGE TO THE COLLABORATIVE
                         RESEARCH AND LICENSE AGREEMENT]

                                          Appendix A



A.  Milestones - Direct Marketing By Athena/Affiliates

                      Milestone Payments (in U.S. Dollars)

Milestone(1)                                          Milestone Payment(2)

     ***
     *** in:

     ***                                                   ***
     ***                                                   ***
     ***                                                   ***

     ***
     ***

     ***                                                   ***
     ***                                                   ***
     ***                                                   ***

     ***
     ***

     ***                                                   ***
     ***                                                   ***
     ***                                                   ***

     Total                                                 ***

(1) Based on Athena or its Affiliates having marketing responsibility for Products

(2)     Paid for each Compound which achieves the stated milestone

B.      Outlicense By Athena/Affiliates

        Royalty: *** of royalties received by Athena or its Affiliates, up to a maximum of *** of all licensee net sales

        Third Party Payments: *** of Third Party Payments received by Athena or its Affiliates. In the case of outlicensing in *** a maximum of ***
        (each), inclusive of any *** .



*** Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.